Exhibit (a)(5)(vi)

STATE OF MINNESOTA COUNTY OF HENNEPIN	DISTRICT COURT FOURTH JUDICIAL DISTRICT

Dr. Ezekiel Kruglick, individually and on behalf of all others similarly situated,

Plaintiff,

v.

MakeMusic, Inc., Robert B. Morrison, Trevor D’Souza, Keith A. Fenhaus, Graham Richmond, Michael Skinner, Leap Acquisition Corporation, Launchequity Acquisition Partners, LLC, Designated Series Education Partners, and LaunchEquity Partners, LLC,

Defendants.

Judge Edward T. Wahl ORDER Court File No. 27CV13-5508

The above-entitled matter came before the Honorable Edward T. Wahl, Judge of Hennepin County District Court, on April 15, 2013, for a hearing on Plaintiff’s Amended Complaint.  Vernon J. Vander Weide, Esq., Gregg M. Fishbein, Esq., and Kate M. Baxter-Kauf, Esq. appeared for and on behalf of Plaintiff.  David R. Marshall, Esq., Leah C. Janus, Esq., and David C. Grorud, Esq. appeared for and on behalf of Defendant MakeMusic, Inc. Lawrence J. Field, Esq. appeared for and on behalf of Defendants Leap Acquisition Corporation, LaunchEquity Acquisition Partners, LLC, Designated Series Education Partners, and Launch Equity Partners, LLC.

Based upon all of the files, records, and proceedings herein, together with the arguments of counsel,

IT IS HEREBY ORDERED:

1.           Plaintiff’s motion for leave from the stay to amend the Complaint is granted.

2.           The Court finds that Plaintiff’s new claims in his Amended Complaint are derivative.

3.           The matter continues to be stayed pending the investigation and recommendation of the Special Litigation Committee.

4.           A memorandum will be filed to be incorporated herein by reference.

IT IS SO ORDERED.

BY THE COURT:

Dated: April 16, 2013	/s/ Edward T. Wahl
Edward T. Wahl Judge of District Court